EXHIBIT 10.a

                             EMPLOYMENT AGREEMENT
                             --------------------

     This EMPLOYMENT AGREEMENT ("Agreement") is made as of this 12th day of June, 1997 by and between Duck Ventures, Inc., an Arizona corporation, ("DV") and Russell Grisanti, an individual, ("Grisanti").

                                   RECITALS

     A. DV is an Arizona corporation wholly owned by Ugly Duckling Corporation, a Delaware corporation, ("UDC").

     B. DV and UDC directly or indirectly own entities engaged in sales and financing of used vehicles ("Vehicle Businesses").

     C. One or more affiliates of DV and UDC ("Affiliates") may engage in other businesses from time to time ("Affiliate Businesses").

     D. DV and UDC seek to develop and expand their Vehicle Businesses and Affiliate Businesses (collectively, "Businesses").

     E. Grisanti has professional expertise and experience in the area of the Businesses, including business operations, finance, consumer lending and other commercial activities and seeks to use his professional expertise and experience as an employee of DV and UDC and an officer of UDC for the benefit of the Businesses.

     F. DV seeks to employ Grisanti to work full-time for DV and UDC as an employee and officer and to utilize his professional expertise and experience in the Businesses under the terms and conditions stated herein.

     NOW THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

     1. Definitions. Unless otherwise defined above or herein, capitalized terms used in this Agreement will have the meanings set forth below:

(a) "Company" shall mean DV, UDC, Champion Acceptance Corporation and/or any of its or their current, former, or future, subsidiaries or affiliates.

(b) "Company Client(s)" shall mean those actual clients and customers of Company and those active prospective clients or customers of Company handled, serviced, or solicited at any time during the Term (as defined in Section 2).

(c) "Company Confidential Information" shall mean confidential, proprietary information or trade secrets of Company, including, without limitation, the following: (1) customer lists and customer information as compiled by Company, including pricing, sale and contract terms and conditions, contract expirations, and other compiled customer information; (2) Company's internal practices and procedures; (3) Company's financial condition and financial results of operation to the extent not generally available to the public; (4) information
relating   to  Company's  strategic  planning,  sales,  financing,  insurance, purchasing, marketing, promotion, distribution, and selling activities, whether now existing, or acquired, developed, or made available anytime in the future to or by Company; (5) all information which Company has a reasonable basis to consider confidential or which is treated by Company as confidential; and (6) any and all information having independent economic value to Company that is not generally known to, and not readily ascertainable by proper means by, persons who can obtain economic value from its disclosure or use. Grisanti acknowledges that such information is Company Confidential Information whether disclosed to or learned by Grisanti or originated by Grisanti during his
employment  by  Company.   In  the  event  that information is not clearly and
obviously publicly available, all information about Company and shall be presumed to be confidential.

(d) "Termination" shall mean termination of Grisanti's employment with Company pursuant to any of Sections 18 to 22 hereof.

     2. Term of Agreement. This Agreement will be deemed to commence as of June 15, 1997 and shall continue until the date that is two (2) years from the date hereof, subject to the other provisions hereof ("Term"). Neither party has any obligation to extend this Agreement beyond its Term. If a party does not intend to extend this Agreement beyond its Term, then said party shall notify the other of its intention not to extend by delivery of written notice of its intention not to extend the Term by delivery of written notice thereof twelve (12) months or more prior to the expiration date. If neither party gives written notice of its intention not to extend this Agreement, then this Agreement shall automatically extended for one additional year each June 15 and the Term shall continue on a year-to-year basis but subject to the other provisions, including termination by either party, hereof.

     3. Position with Company. During the Term, Grisanti shall serve as Executive Vice President of Operations of UDC and shall hold such other positions, responsibilities, duties and authorities as the board of directors or officers of Company (collectively or singly, "Board") shall from time to time direct. Grisanti shall devote his full time to the affairs of Company, and shall faithfully and diligently perform all duties commensurate with such position, including, without limitation, those duties reasonably requested by the Board.

    Grisanti shall be subject to and comply with all of Company's policies and procedures, and shall comply with all applicable laws and the highest standards of ethics.

     4. Salary. Grisanti shall be entitled to receive an annual salary in the amount of $170,000, payable in equal installments in accordance with Company's general salary payment policies in effect during the Term ("Salary").

     5. Vehicle Allowance. Grisanti shall receive a monthly vehicle allowance in the amount of $500 per month payable in equal installments in accordance with Company's general payment policy for allowances of this nature for the period Grisanti is actually employed by Company (i.e., not for any period of time after Grisanti's effective termination date of employment).

     6. Option. Company shall grant Grisanti a non-qualified stock option to acquire 100,000 shares of UDC's common stock, par value $.001 per share, in accordance with the stock option agreement attached hereto as Exhibit A. Such option shall be granted pursuant to UDC's Long-Term Incentive Plan ("Plan"), a copy of which is attached hereto as Exhibit B. The option shall be granted by the Compensation Committee of the Board at its next regularly scheduled meeting to be held within the next 60 days and shall be granted at the closing market price on the day before the meeting.

     7. Moving Expense. Company shall pay for or reimburse Grisanti for all reasonable and necessary actual expenses of moving the Grisanti personal residence from California to the Phoenix, Arizona area; provided, however, that said moving expenses shall not exceed $16,000.

     8. Purchase of California Personal Residence. Company shall purchase Grisanti's existing personal residence located in California ("Residence"), including the real property and all fixtures and improvements thereon and appurtenances incident thereto. The full purchase price paid by Company shall equal Grisanti's "Basis" in the Residence. "Basis" as used herein means
Grisanti's original cost of purchasing the Residence, plus the cost of any capital improvements hereto (provided any such improvement is evidenced by an invoice or other appropriate supporting documentation). At close of escrow on the Residence, Grisanti shall be paid the full purchase price by Company and Company shall pay all costs of the sale, excluding any brokerage commissions. The close of escrow shall occur on or before August 1, 1997, or on such later date mutually agreed to between the parties. Company and Grisanti agree and acknowledge that Company plans to resell the Residence after it purchases the Residence from Grisanti. The parties further agree and acknowledge that upon the purchase of the Residence by Company, all rights, interests and obligations associated with the Residence shall be with Company, free and clear of all liens. These rights, interests and obligations of Company, include without limitation, the right of Company to resell the Residence for a gain or a loss. Company and Grisanti agree that upon the resale of the Residence in no event shall Grisanti have any (1) right or interest in any gain or (2) obligation as to any loss.

     9. Benefit Plans. Except as stated in this Section 9, Grisanti shall be afforded the benefits identified in the Schedule of Benefits attached hereto as Exhibit C (which shall be a summary of benefits only, the actual benefits so summarized to be as stated in the relevant Company benefit handbook, documents, etc.) and shall be entitled to participate in the Plan. Commencing on July 1, 1997, Grisanti shall be insured by and included in the group medical benefit plan, and the group life and accidental death & dismemberment benefits policy maintained by Company for its employees. All insurance benefits shall be provided under the terms and conditions stated in the policies therefor and all deductibles, co-payments and other charges payable by the insured thereunder shall be paid by Grisanti. Nothing herein shall restrict Company's ability to terminate or modify any benefit plan or arrangement.

     10. Expenses. Company shall pay for or reimburse Grisanti for all ordinary and necessary business expenses incurred or paid by Grisanti in furtherance of Company's Businesses, subject to and in accordance with Company's policies and procedures of general application in effect from time to time.

     11. Covenants of Employee. Grisanti hereby covenants and agrees that, during the term of this Agreement and for a period of three (3) years after the termination of Grisanti's employment with Company, Grisanti will not:

     (a) Engage, directly or indirectly, either as principal, partner, joint venturer, consultant, agent, or proprietor or in any other manner participate in the ownership (excluding ownership of less than 3% of the outstanding capital stock of any publicly-held entity), management, operation, or control of any person, firm, partnership, limited liability company, corporation, or other entity which engages in the business of selling any products or services, which are competitive with those products or services offered or sold by Company within any state in which Company does business at the point and time of Grisanti's termination from Company. The parties acknowledge that Company's business is sub-prime financing and collection activities related to used vehicles. Company acknowledges that this Section 11 does not prohibit or restrict Grisanti from working in: (1) other types of businesses after his termination from Company (other types of businesses other than the sub-prime financing and collection businesses related to used vehicles, (e.g., the mortgage business, securities activities, collection work in the manufacturing industry, etc.)); or (2) any other states that at the time of Grisanti's termination Company is not doing business.

     (b) Directly or indirectly solicit for employment any person who is an employee of Company or any successor of Company, or directly or indirectly solicit for employment any person who, as of the date hereof, is an employee of Company or who thereafter becomes an employee of Company, unless Company first terminates the employment of such employee or Company gives its written consent to such employment or offer of employment.

     (c) Call on or directly or indirectly solicit or divert or take away from Company (including, without limitation, by divulging to any competitor or potential competitor of Company) any person, firm, corporation, or other entity who is or was a Company Client or whose identity is known to Grisanti as one whom Company intends to solicit.

     12. Confidentiality and Nondisclosure. It is understood that in the course of Grisanti's employment with Company, Grisanti will become acquainted with Company Confidential Information. Grisanti recognizes that Company Confidential Information has been developed or acquired at great expense, is proprietary to Company, and is and shall remain the exclusive property of Company. Accordingly, Grisanti hereby covenants and agrees that he will not, without the express written consent of Company, during Grisanti's employment with Company and thereafter, disclose to others, copy, make any use of, or remove from Company's premises any Company Confidential Information, except as Grisanti's duties for Company may specifically require.

     13. Acknowledgment; Relief for Violation. Grisanti hereby agrees that the period of time provided for in Sections 11 and 12 and the territorial restrictions and other provisions and restrictions set forth therein are reasonable and necessary to protect Company and its successors and assigns in the use and employment of the goodwill of the business conducted by Company. Grisanti further agrees that damages cannot adequately or fully compensate Company in the event of a violation of Section 11 or 12, and that, if such violation should occur, injunctive relief shall be essential for the protection of Company and its successors and assigns. Accordingly, Grisanti hereby covenants and agrees that, in the event any of the provisions of Sections 11 and 12 shall be violated or breached, Company shall be entitled to obtain injunctive relief against Grisanti, without bond but upon due notice, in addition to such further or other relief as may be available at equity or law. Obtainment of such an injunction by Company shall not be considered an election of remedies or a waiver of any right to assert any other remedies which Company has at law or in equity. No waiver of any breach or violation hereof shall be implied from forbearance or failure by Company to take action thereon.

     14.     Extension  During  Breach.   Grisanti agrees that the time period
described in Sections 11 and 12 shall be extended for a period equal to the duration of any breach of this Agreement by Grisanti.

     15.     No  Conflicts  of  Interest.

     (a) During the period of Grisanti's employment with Company, Grisanti will not engage in the same or a similar line of business as Company, or directly or indirectly, serve, advise, or be employed by any individual, firm, partnership, association, corporation, or other entity engaged in the same or similar line of business.

     (b) Grisanti is not a promoter, director, employee, or officer of, or consultant to, nor will Grisanti become a promoter, director, employee, or officer of, or consultant to, another company or other type of entity engaged in the same business while employed by Company without first obtaining the prior written approval of Company. Grisanti disclaims any such relationship or position with any such business. Should Grisanti become a promoter, director, employee, or officer of, or a consultant to, a business organized for profit upon obtaining such prior written approval, Grisanti understands that Grisanti has a continuing obligation to advise Company at such time of any activity of Company or such other business that presents Grisanti with a conflict of interest as an employee of Company.

     (c) Should any matter of dealing in which Grisanti is involved, or hereafter becomes involved, on his own behalf or as an employee of Company, appear to present a possible conflict of interest under any Company policy then in effect, Grisanti will promptly disclose the facts to Company's Chief Executive Officer or President so that a determination can be made as to whether a conflict of interest does exist. Grisanti will take whatever action is requested of Grisanti by Company to resolve any conflict which it finds to exist.

     16. Return of Company Materials and Company Confidential Information. Upon Termination, Grisanti shall promptly deliver to Company the originals and all copies of any and all materials, documents, notes, manuals, or lists (whether in hard copy or electronic or other form) containing or embodying Company Confidential Information or relating directly or indirectly to the business of Company in the possession or control of Grisanti.

     17. No Agreement With Others. Grisanti represents, warrants, and agrees that Grisanti is not a party to any agreement with any other person or business entity, including former employers, that in any way affects Grisanti's employment by Company or relates to the same subject matter of this Agreement or conflicts with his obligations under this Agreement, or restricts Grisanti's services to Company.

     18. Termination for Cause. Either Company's Chief Executive Officer or President shall have the right to terminate Grisanti for "Cause." "Cause" as used herein means the occurrence of any of the following events, as determined by the Board or Company's Chief Executive Officer or President, in its or his reasonable discretion:

     (a) Grisanti engages in gross misconduct or otherwise materially breaches this Agreement;

     (b) Grisanti fails to perform his duties, fails to follow any lawful direction of the Board, or Company's Chief Executive Officer or President, or violates any lawful rule or regulation established by Company from time to time regarding the conduct of its business;

     (c)     Grisanti   knowingly   violates   any   law,   rule or regulation
applicable  to  the  business  of  Company;

     (d) Grisanti is charged with or convicted of committing any felony or any crime involving moral turpitude, or engages in conduct involving fraud, dishonesty, embezzlement, theft, or engages in other conduct that is detrimental to Company or that could reasonably be expected to have an adverse impact on the standing or reputation of Grisanti, Company or the Businesses; or

     (e)     Grisanti   breached   any   material   representation,  warranty,
covenant,  or  agreement  in  this  Agreement.

     Upon a termination for Cause, Grisanti shall be entitled to receive only such compensation and benefits as are due Grisanti through the effective date of such termination.

     19. Termination Upon Voluntary Resignation. In the event Grisanti voluntarily resigns his employment with Company, Grisanti shall be entitled to receive only such compensation and benefits as are due Grisanti through the effective date of such resignation.

     20. Termination Upon Death of Grisanti. If during the term of this Agreement Grisanti dies, then this Agreement shall terminate and Company shall pay to the estate of Grisanti only the compensation and benefits (including any life insurance benefits provided to Grisanti's estate under Company's standard policies as in effect) due Grisanti through the date of his death.

     21. Termination Upon Disability of Grisanti. If during the term of this Agreement Grisanti is unable to perform the services required of Grisanti pursuant to this Agreement, with or without reasonable accommodation, for a continuous period of thirty (30) days due to "Disability" (as defined below), then Company shall have the right to terminate this Agreement at the end of such thirty (30) day period by giving at least ten (10) days written notice to Grisanti. Grisanti shall be entitled to receive only such compensation and benefits as are due Grisanti through the effective date of such termination. Grisanti shall be deemed to have a "Disability" for purposes of this Agreement if Grisanti has any illness or other physical or mental condition which renders him incapable of performing his customary and usual duties for Company, or any medically determinable illness or other physical or mental condition resulting from a bodily injury, disease or mental disorder which in the judgment of the Board is permanent and continuous in nature. The Board may require such medical or other evidence as it deems necessary to judge the nature and permanency of Grisanti's condition.

     22. Termination by Company Other than for Cause, Death, Disability, or Voluntary Resignation. At any time after one (1) year Company, shall have the right to terminate Grisanti's employment other than for Cause, death, disability, or voluntary resignation upon thirty (30) days prior written notice to Grisanti. In the event Company elects to terminate Grisanti for any reason other than for Cause, death, disability, or voluntary resignation of Grisanti, Grisanti shall be entitled to receive, as severance, an amount equal to Grisanti's Salary for twelve (12) months after termination of Grisanti, payable in equal installments in accordance with Company's general salary payment policies, plus medical insurance/coverage under COBRA or otherwise. The continuation of the Salary plus medical coverage for a limited time after termination of Grisanti pursuant to this Section shall constitute a severance or termination fee ("Termination Fee") and shall be the exclusive remedy of Grisanti in connection with his termination of employment with Company. In the event of termination of Grisanti under this Section, Grisanti shall not receive nor be entitled to any additional compensation, bonus, or other form of employee benefits from and after Grisanti's termination date.

     23. Arbitration. Other than a breach or threatened breach of Sections 11 or 12 hereof, any dispute, controversy, or claim, whether contractual or non-contractual, between the parties hereto arising directly or indirectly out of or connected with Grisanti's employment by Company, this Agreement, or relating to the breach or alleged breach of any representation, warranty, agreement, or covenant under this Agreement, unless mutually settled by the parties hereto, shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). Any arbitration shall be conducted by arbitrators approved by the AAA and mutually acceptable to Company and Grisanti. All such disputes, controversies, or claims shall be conducted by a single arbitrator, unless the dispute involves more than $50,000 in the aggregate in which case the arbitration shall be conducted by a panel of three arbitrators. If the parties hereto are unable to agree on the arbitrator(s), then the AAA shall select the arbitrator(s). The resolution of the dispute by the arbitrator(s) shall be final, binding, nonappealable, and fully enforceable by a court of competent jurisdiction under the Federal
Arbitration  Act.   The  arbitrator(s) shall award compensatory damages to the prevailing party. Except as otherwise required by law, the arbitrator(s) shall have no authority to award consequential or punitive or statutory damages, and the parties hereby waive any claim to those damages to the fullest extent allowed by law. The arbitration award shall be in writing and shall include a  statement  of  the reasons for the award.  The arbitration shall be held in
Phoenix, Arizona.   The  arbitrator(s)  shall award reasonable attorneys' fees and costs to the prevailing  party.

     24. Severability; Reformation. In the event any court or arbiter determines that any of the restrictive covenants in this Agreement, or any part thereof, is or are invalid or unenforceable, the remainder of the restrictive covenants shall not thereby be affected and shall be given full effect, without regard to invalid portions. If any of the provisions of this Agreement should ever be deemed to exceed the temporal, geographic, or occupational limitations permitted by applicable laws, those provisions shall be and are hereby reformed to the maximum temporal, geographic, or occupational limitations permitted by law. In the event any court or arbiter refuses to reform this Agreement as provided above, the parties hereto agree to modify the provisions held to be unenforceable to preserve each party's anticipated benefits thereunder.

     25. Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by telecopier, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

If to Company:   Duck Ventures, Inc.
                 c/o -- Ugly Duckling Corporation
                 2525 East Camelback Road, Suite 1150
                 Phoenix, Arizona 85016
                 Phone: (602) 852-6600
                 FAX: (602) 852-6656
                 Attn: Steven P. Johnson, Esq.

With a copy to:  Snell & Wilmer L.L.P.
                 One Arizona Center
                 Phoenix, Arizona 85004-0001
                 Phone: (602) 382-6252
                 FAX:  (602) 382-6070
                 Attn:  Steven D. Pidgeon, Esq.

If to Grisanti:  Mr. Russell Grisanti
                 28931 Glen Ridge
                 Mission Viejo, CA 92692
                 Phone:  (714) 588-7470
                 FAX:  (714) 837-9844


     All such notices and other communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; three business days after being deposited in the mail, postage prepaid, if delivered by mail; and when receipt is acknowledged, if telecopied.

     26. Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute one and the same agreement.

     27. Governing Law. The validity, construction, and enforceability of this Agreement shall be governed in all respects by the laws of the State of Arizona, without regard to its conflict of laws rules. All judicial actions relating to this Agreement shall be prosecuted in the Superior Courts of Arizona as the court of exclusive jurisdiction and venue and the parties hereby submit themselves to the personal jurisdiction of said court.

     28. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Company may assign all or any portion of its rights under this Agreement to any wholly-owned subsidiary or other wholly-owned entity, but no such assignment shall relieve Company of its obligations hereunder, and that this Agreement may be assigned by operation of law to any corporation or entity with or into which Company may be merged or consolidated or to which Company transfers all or substantially all of its assets, if such corporation or entity assumes this Agreement and all obligations and undertakings of Company hereunder.

     29. Further Assurances. At any time on or after the date hereof, the parties hereto shall each perform such acts, execute and deliver such instruments, assignments, endorsements and other documents and do all such other things consistent with the terms of this Agreement as may be reasonably necessary to accomplish the transaction contemplated in this Agreement or otherwise carry out the purpose of this Agreement.

     30. Gender, Number and Headings. The masculine, feminine, or neuter pronouns used herein shall be interpreted without regard to gender, and the use of the singular or plural shall be deemed to include the other whenever the context so requires.

     31. Waiver of Provisions. The terms, covenants, representations, warranties, and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time to require performance of any provisions hereof shall, in no manner, affect the right at a later date to enforce the same. No waiver by any party of any condition, or breach of any provision, term, covenant, representation, or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.


     32. Attorneys' Fees and Costs. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, accounting fees, and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

     33. Section and Paragraph Headings. The Article and Section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     34. Amendment. This Agreement may be amended only by an instrument in writing executed by all parties hereto.

     35. Expenses. Except as otherwise expressly provided herein, each party shall bear its own expenses incident to this Agreement and the transactions contemplated hereby, including without limitation, all fees of counsel, consultants, and accountants.

     36. Entire Agreement. This Agreement constitutes and embodies the full and complete understanding and agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior understandings or agreements, whether oral or in writing.

     37. Withholding. Grisanti acknowledges and agrees that payments made to Grisanti by Company pursuant to the terms of this Agreement may be subject to tax withholding and that Company may withhold against payments due Grisanti any such amounts as well as any other amounts payable by Grisanti to Company.

     38. Release. Receipt of any of the benefits to be provided to Grisanti under this Agreement following termination of Grisanti's employment hereunder shall be subject to Grisanti's compliance with any reasonable and lawful policies or procedures of Company relating to employee severance including the execution and delivery by Grisanti of a release reasonably satisfactory to Company of any and all claims that Grisanti may have against Company or any related person, except for the continuing obligations provided herein, and an agreement that Grisanti shall not disparage Company.

     39. Negotiations and Integration. The terms and provisions of this Agreement represent the results of negotiations between the parties, neither of which have acted under duress or compulsion, whether legal, economic or otherwise. This Agreement is entered into after full investigation, neither party relying upon any statements or representations made by the other not embodied in this Agreement. Except for the specific terms, conditions, covenants and agreements found herein, the terms and conditions of Grisanti's employment and related relationship with Company shall be the same as those generally applicable to all employees of Company who do not have separate employment agreements with Company.

     40. Indemnification. Grisanti shall indemnify and hold harmless Company and its officers, directors and shareholders for and against any liability, loss or damage incurred by Company or its officers, directors or shareholders as a result of Grisanti's breach of or default under this Agreement. Company shall indemnify and hold harmless Grisanti for and against any liability, loss or damage incurred by Grisanti as a result of Company's, breach of or default under this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement or caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

EMPLOYEE

By:    /s/ Russell Grisanti
Name:      Russell Grisanti
Its:       Employee




DUCK VENTURES, INC.

By:   /s/Ernest Garcia II
Name:    Ernest Garcia II
Its:     Director




UGLY DUCKLING CORPORATION
(In approval of Sections 3 and 6, only)

By:   /s/Ernest Garcia II
Name:    Ernest Garcia II
Its:     CEO

                      [Exhibits to this Agreement not included]






















[dv.pm.grisanti.doc]